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                                                                     Exhibit 21


              List of Subsidiaries of Condor Technology Solutions, Inc.


Management Support Technology Corp.
Comuter Hardware Maintenance Company, Inc.
Federal Computer Corporation
Corporate Access, Inc.
Interactive Software Systems Incorporated
U.S. Communications, Inc.
InVenture Group, Inc.
MIS Technologies, Inc.